SICHENZIA ROSS FRIEDMAN FERENCE LLP

                  1065 AVENUE OF THE AMERICAS NEW YORK NY 10018
                TEL 212 930 9700 FAX 212 930 9725 WWW.SRFFLLP.COM


                                                     November 1, 2004

VIA EDGAR

Ms. Mary Fraser
Division of Corporation Finance
U.S. Securities and Exchange Commission
Washington, D.C. 20549

      RE:   GRANT VENTURES, INC.
            REGISTRATION STATEMENT ON FORM SB-2
            FILE NO. 333-119425

Dear Ms. Fraser:

         This firm represents Grant Ventures, Inc. (the "Company") in the above-referenced matter. This firm is replacing counsel that filed the Company's Form SB-2 on September 30, 2004 (registration statement File No. 333-119425).

         Please forward any and all future correspondence to me via facsimile at
(212) 930-9725.

                                                 Sincerely,

                                                 /s/ David Schiff
                                                 ------------------------
                                                 David Schiff, Esq.



cc:  John C. Wilson
     Chief Financial Officer